Exhibit 5.1

Schonfeld & Weinstein, L.L.P.
80 Wall Street, Suite 815
New York, New York 10005
Phone: (212) 344-1600

September 19, 2007
U.S. Securities and Exchange Commission
100 F Street, NW
Washington, DC 20549

Re:	Hotel Outsource Management International, Inc.
Registration Statement on Form S-8

To Whom It May Concern:

We have been requested by Hotel Outsource Management International, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 48,387 shares of common stock to be registered under an Advisory and Consulting Agreement.

In connection with this opinion, we have reviewed the filings of the Registrant incorporated by reference in this registration statement and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. We have also reviewed other documents of the Registrant and have further determined that the shares when issued will have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. We hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Schonfeld & Weinstein, L.L.P.
Schonfeld & Weinstein, L.L.P.